Exhibit 10.8

8 Hartom St, POB 45389 Fax:. +972-2-548-6550 http://www.biocancell.com	Jerusalem Israel 91451 Phone: +972-2-548-6555 * info@biocancell.com

BioCancell Ltd.

Compensation Policy
December 1, 2013
(As revised on January 2, 2014 and April 15, 2015)

Background

On December 12, 2012, Amendment No. 20 of the Companies Law, 5759-1999 (hereinafter: “the Amendment” and “the Companies Law”, respectively) entered into effect. The Amendment deals with the regulation of the compensation structure for officers in public companies and bond companies, and also provides for a special procedure for the approval thereof. According to the Amendment, the compensation committee and board of directors (hereinafter: “BOD”) of BioCancell Ltd., (hereinafter: “the Company”) adopted this compensation policy.

The considerations guiding the Company’s compensation committee (hereinafter: “Compensation Committee”) and the BOD of the Company in adopting the policy being to promote the objects of the Company, its working program and policy in a long-term overview; the creation of proper incentives to the Company’s officers, taking account, inter alia, the Company’s risk management policy; the size of the Company and the nature of its activities; and with respect to the terms of office and employment that comprise variable components – the officers’ contribution to achieving the Company’s targets and generate profits, in the long-term overview and according to the officers’ duties.

The compensation policy was drawn having regard to the size and nature of the Company as an active corporation in the field of medical R&D.

The principles of the compensation policy were formulated after internal discussions that were held by the Compensation Committee and the Company’s BOD, in consultation with an external consultant, Fahn Kanne Management and Control Ltd., and with the Company’s outside counsel. The policy was designed to determine informed, appropriate and fair compensation principles for the Company’s officers, ensure their compensation would be consistent with the interests and strategy of the Company across the board, amid consideration of the Company’s risk management policy, align the Company’s officers’ interests with those of the Company’s shareholders while at the same time, bring about an increased sense of solidarity with the Company and its activity on the part of high-quality officers in the Company,  in the long term.

The compensation principles are a benchmark-based tool that derives, inter alia, from the Company’s annual working program and long-term plans as determined by the BOD, from time to time.

The components of the compensation policy will address each of the following:

a.	Fixed components: Salary, fringe benefits ancillary to the salary, subscription reward and payments on retirement, as more particularly set forth in this document.

b.	Variable compensation components in the short and long term: bonuses of various classes that consist of, inter alia, an annual bonus, special bonus etc.

c.	Variable compensation components in the long term: equity-based compensation.

d.
Insurance, exemption and indemnity: directors and officers’ liability insurance (in the normal course of business as well as in respect of past events, exemption from liability for officers in advance and retroactively, and the provision of an indemnity obligation of the officers, in advance and retroactively.

The provisions of this compensation policy apply to the senior officers of the Company and the subsidiary, BioCancell Therapeutics Israel Ltd., (as defined in the Companies Law, 5759-1999 and in the Securities Law – 5728-1968).

The compensation policy was debated by the Compensation Committee meetings that were held on June 2, July 10, July 23, July 30, November 3 and December 1, 2013 and on January 2, 2014. The proposed compensation document was transmitted by the Committee to the Company’s BOD, which discussed the same on a number of occasions and approved it at its meeting of January 2, 2014. Pursuant to the statutory provisions, the compensation policy will be submitted to the Company’s general meeting for approval and will be implemented in future engagements with officers and on updating the terms of engagement of the incumbent officers. The compensation policy will serve the Company in the ensuing three years and reviewed from time to time to the extent the Compensation Committee and/or the Company’s BOD will take the view that it is relevant to do so.

The publication of this document is intended to increase transparency, enable the Company’s shareholders to express their opinion and enhance their ability to influence the Company’s officers’ compensation policy.

It is important to note also that prior to the approval of this policy document, the Company had pre-existing procedures in place, and the officers of the Company had employment agreements and option plans before the Amendment.

Definitions

Officer – means the CEO, chief business officer, deputy to the CEO, vice president, and any party holding such duties in the Company even if described otherwise, and includes also a director or manager who is directly subordinate to the CEO.

Company’s officers – includes senior officers of the Company (as defined in the Securities Law, 5728-1968).

Professional VP – a VP who is principally employed in the biomed field, including chief scientist, R&D VP, clinical development VP and the like.

Active chairman – as of the date of the approval of the plan, the chairman of the Company’s BOD is active, and is appropriately addressed in the compensation policy document. To the extent the chairman in the future will be non-active the caps for compensation in this document will be at the rate of up to 70% of that prescribed herein.

Application – this document is valid with effect from the date of the policy approval. To the extent there is any deviation between the existing employment agreements of the incumbent officers of the Company and this document, those existing employment agreements will prevail. The Company policy is that the officers’ employment agreements in the Company will be adjusted with time, to this document.

Terms of service and employment – the overall terms of service or employment of officers, including the grant of exemption, insurance, undertaking to indemnity or indemnity according to an indemnity authorization, retirement grant and any benefit, or other payment or obligation to make such payment, provided by reason of such service or employment.

Base salary – the officers’ fixed salary. For the avoidance of any doubt, the basic salary does not include the reimbursement of expenses.

National Insurance salary – the aggregate income from the sources detailed in section 2(2) of the Income Tax Ordinance, including payments that have been granted as a bonus or participation grant in the employer’s profits. For the purposes of the section on salary compared with the remaining employees of the Company – this accord with the requirements of Amendment 20.

Management fees / consulting fees – officer reward based on a VAT invoice, and otherwise than by means of a salary. An officer who receives the compensation in this way is not entitled to fringe benefits and the management fees reflect the total costs of his permanent employment. For the avoidance of any doubt an officer who receives his salary in this manner, is entitled to variable compensation – bonuses and equity–based compensation.

VP Finance / comptroller – although BioCancell found it appropriate to publish the compensation policy for a vice president - finance as of the date of the approval of the policy, there is presently no such officer in the Company. A comptroller will be deemed to be an officer as long as no vice president - finance of the Company has been appointed. The compensation policy in relation to the comptroller is a derivative of the compensation policy in relation to the VP finance, as will be detailed below in this document.

The amounts, rates and caps mentioned in this policy document are for a full-time position.

Objectives of the Compensation Policy

The compensation policy plan of the Company is designed to be an aid to comply with the Company’s objectives, targets and milestones. The plan is intended to serve as a platform for the retention and/or recruitment where necessary, of officers in key positions, with the emphasis on an attractive compensation plan, while being competitive in the market.

1.           Motivation generation to achieve targets while balancing risk-taking

The officers’ compensation plan is intended to encourage managers to meet the Company’s targets as determined by its institutions. The plan is designed to encourage target compliance in various timeframes (whether in the short-, medium – and long-term) while assuming risks according to the level of the risk, as decided by the organs of the Company. In addition, the compensation policy will encourage the interests of the officers in the Company to be closely allied with and match those of the Company’s shareholders and bondholders. The higher the officer’s management grade, responsibility and expertise, the greater will be his contribution in determining the achievement of the business results and will accord with the varying compensation to which the officer may expect to be entitled.

2.           Manager retention

The compensation plan will encourage managers to stay with the Company and reduce staff turnover amongst this population. One of the important objectives considered by the Compensation Committee was the creation of value in senior manager retention having the ability to lead to the corporate success of the Company. In order to achieve that goal, the compensation plan creates a balance between the fixed compensation, the compensation in respect of the short-term achievement attainment and the long term. This objective is a key point in the creation of added value for the shareholders.

3.           Consistency

The compensation policy is designed to create an infrastructure for the ongoing management of the senior officers of the Company, and is aimed at establishing principles which will guide the Company’s management in the future. For that purpose, this plan charts a policy, principles and wage ranges. In order to keep these principles current, the Company will review the plan periodically.

Comparison of wages compared with the Company’s remaining employees

Background

The Compensation Committee examined the wage agreements and compensation terms of the officers in force in the Company prior to adopting the compensation policy, including experience, education, fields of responsibility and skills, while drawing a comparison thereof. The Compensation Committee and the BOD examined the comparison between the cost of the terms of service and employment of the Company’s officers and the cost of salary1 of the remaining Company employees (including the remaining officers) in particular, the ratio to the average salary and the external salary of such employees and the effects of the caps on labor relations in the Company, as of the date of the approval of this compensation policy, and determined that the ratio is reasonable taking into account the Company’s characteristics, size, field of business and staff mix employed, and is not expected to have any impact on the working relations in the Company. As of the present, these ratios are as follows (based on a 100% position, as required):

Position	Ratio to the average overall cost of employment of all the remaining Company employees (including the remaining officers)	Ratio to the upper median of the average overall cost of employment of all the remaining Company employees (including the remaining officers)
Chairman	2.7	3.5
CEO	2.1	2.7
VP’s	No more than 2.2*	No more than 2.9*

* This ratio represents those highest paid from amongst the VP’s of the Company. For the VP’s having salary is lower, the ratios are lower.

1  “Cost of salary” -  bears the meaning contained in the First Schedule (A) of the Companies Law. In calculating this ratio, the employees of the Company will be included as well as the senior officers of the Company.

Compensation Package Structure

Pursuant to the objectives of the compensation policy and according to the market in which the Company operates, including the competition for manpower, the Company compensates the officers on three levels:

1.	Fixed component – monthly salary or consulting fees/management fees.

2.	Cash bonus – this varies for the short–medium-term in order to generate incentives in respect of special achievements that have been attained by the officers.

3.	Equity–based compensation – a long-term variable component in order to generate a connection between the officers and the Company’s performance, over time.

Position	Chairman	Chief Scientist	VP (including VP - Finance)
Fixed salary	35-100%	39-100%	43-100%
Short-term variable	Up to 25%	Up to 29%	Up to 14%
Variable in respect of a material transaction	Up to 33%	Up to 33%	Up to 33%
Long-term variable	Up to 50%	Up to 40%	Up to 40%

It should be made clear that the Company may grant a compensation package in volumes lower than those set forth in the above table, and also, this policy of itself does not commit the Company to provide a variable compensation (whether in the short– or the long-term) in practice.

The Compensation Committee and the BOD used, amongst other things, the following documents: the existing employment agreements of the Company’s officers (for details concerning these agreements vide Regulation 21 of Chapter D of the Periodic Report; Appendix B – Comparative Data Review, which itemizes the compensation of peer officers in biomed companies comparable to the Company. The comparison was made for 15 Israeli biomed public companies found in a similar development phase compared with that of the Company, as well as biomed companies having a similar market worth.

The Compensation Committee and the BOD took note that the purpose of this comparison is to make a parallel between index-based information regarding the compensation volumes customary in the Israeli market, but due to its limitations, is not an exact science and thus indicative only of the overall considerations that were considered by them in weighing the interests of the Company and the fair and reasonable compensation.

Compensation Policy

1.           Fixed compensation (base salary and ancillary/fringe benefits)

1.1	An office’s base salary in the Company will be set, having regard to previous employment agreements signed with him and will not exceed the relevant cap as stated in section 1.4 below.

1.2	In determining a new officer’s base salary, the following considerations will, inter alia, be taken into account:

1.2.1	Experience, past performance and achievements.

1.2.2	Position and spheres of responsibility.

1.2.3	Education, expertise and skills.

1.2.4	The ratio to the salary of the remaining Company employees and in relation to the remaining officers, separately.

1.2.5	Previous salary agreements of the officer.

1.3	When updating an incumbent officer’s wage terms, the following will be additionally considered:

1.3.1	Performance and contribution in the Company.

1.3.2	An adjustment in the current fields of the officer’s responsibility.

1.4	The following are the base salary ceilings of the officers in the Company (in NIS’000) for a full-time position:

Position	Chairman	CEO	VP (including VP - Finance)	VP - Finance
Fixed salary.	80	80	50	50

•	In addition, each officer of the Company will be entitled to the ancillary/fringe benefits described in Appendix A.

2.           Variable compensation medium-term bonus in salary

For the purpose of this compensation is to encourage the compliance with corporate goals in the short- and medium-term. This compensation creates an automatic balancing mechanism which combines economically, the officers, when complying with short – medium-term targets that have been set for them while reduces the cost of the employment, when target-compliance is absent. The bonus creates the officer’s motivation to improve the Company’s performance, over time.

Manager retention – the retention of high caliber managers is not the principal objective of bonus plans although the ability to compensate for their performance over and above the regular salary constitutes an added dimension in the Company’s ability to retain its quality managers.

Over and above the above, the Compensation Committee and the BOD found it appropriate to grant this component on the ground that the officers’ salary in the Company is below the average of companies for whom a comparative data review was made (Appendix B).

The following are the principles of the Company’s bonus plan.

2.1
The Company may grant the officers an annual bonus not to exceed the maximum cap set out below, based on a plan that will be submitted to the Compensation Committee and the BOD in advance, in respect of each year, on its inception.

2.2
A bonus will be paid to officers in the first year of their office, after they comply with the preset benchmark targets which are set for them (vide below) and have worked at least half a year at the time of the period for which the bonus is calculated.

2.3
For an officer who has worked at least half a year but less than a full year, the bonus will be computed according to the number of months of his incumbency, but the Compensation Committee and the BOD may grant the officer a bonus at a higher rate which will not exceed the maximum cap.

2.4
A bonus may be paid to officers who have completed their service during the year, to the extent they have complied with the targets detailed before the conclusion of their service. The Compensation Committee and the BOD of the Company will review the circumstances of the retirement, the officer’s contribution to the Company’s success and the Company’s financial position.

2.5	The following are the parameters relating generally to the officers of the Company:

  Chairman

Chairman
Cap	4 salaries
Conditions
Chairman’s benchmarks for 2014:

a.    Obtaining FDA approval in the US for the Phase 3 Clinical Trial of the drug BC-A19 as treatment of cancer of the bladder – 40%;

b.    Raising funds in an aggregate amount in excess of US $3 million otherwise than from the controlling stakeholder of the Company – 40%;

c.    Qualitative evaluation pursuant to the discretion of the Compensation Committee and the BOD – 20% of the aggregate bonus volume.

Chairman’s benchmarks for the coming years:

1.    The Chairman’s benchmarks for the coming years will cover at least two performance or financial benchmarks, having a weighting of not less than 25% for each benchmark and an aggregate weighting of 80% as determined by the Compensation Committee and the BOD. The benchmarks are:

a.    Milestones in clinical trials ahead of/during/conclusion of trials according to the annual working program. The milestones will be published during Q1 of the measured year;

b.    Raising funds, including capital otherwise than from the controlling stakeholder, in a volume that will be approved by the Compensation Committee and the BOD, as significant;

c.    Compliance with the annual working program of those subordinate to the CEO in a volume that will not be less than 80%.

2.    Qualitative evaluation at the discretion of the Compensation Committee – up to a 20% weighting of the aggregate bonus volume.

The Company will submit the Chairman’s benchmarks for the coming years to the general meeting of shareholders of the Company for approval, to the extent their approval will be required.

 CEO

CEO
Cap	4 salaries
Conditions
3.    The CEO’s benchmarks will include two performance or financial benchmarks at the least, that will have weighting of not less than 25% for each benchmark and an aggregate weighting of 80% as determined by the Compensation Committee and the BOD, the benchmarks are:

a.    Milestones in clinical trials ahead of /during / on the conclusion of trials according to the annual working plan. The milestones will be published during Q1 of the measured year;

b.    To the extent any of the positions of VP of the Company will not be filled and the CEO will take a decisive part in the relevant activity of that VP – compliance with one milestone or more as determined by the Compensation Committee and the BOD in connection with matters that fall under the management of the absent VP, out of the following;

c.    Raising funds otherwise than from a controlling stakeholder, as approved by the Compensation Committee and the BOD as significant;

d.    Compliance with the annual working program of those subordinate to the CEO with a volume of not less than 80%;

4.    Qualitative evaluation at the discretion of the Compensation Committee and the BOD – up to a weighting of 20% of the aggregate bonus volume.

Chief Scientist

Cap	2 salaries
Conditions
1.    One or more milestones as set by the Compensation Committee and the BOD, in connection with subjects that fall under the management of the Chief Scientist, out of the following – 50%.

2.    Compliance with milestones set by Compensation Committee and the BOD in connection with subjects that do not fall under the management of the Chief Scientist, out of the following – 30%.

3.    Qualitative evaluation by the CEO of the Company, with the approval of the Compensation Committee and the BOD – 20%.

Special bonus – Chief Scientist:

The Compensation Committee and the BOD of the Company, following a review, decided it appropriate that the Chief Scientist should be additionally entitled to a special bonus at the rate of 7.5% of bonuses that will be received in the Company, upon all of the following conditions being fulfilled:

a.	The funds stem from research grant monies that have actually been received by the Company or the laboratory that it finances;

b.	The Company’s BOD has approved the receipt thereof;

c.	The Chief Scientist has actively participated in obtaining them and is noted therein as the chief researcher;

d.	The monies are other than those that have been received under the auspices of the Chief Scientist’s Bureau of the Ministry of Economics;

The cap on the special bonus to the Chief Scientist will be up to three monthly salaries per calendar year.

Professional VP

Cap	2 salaries
Conditions
1.    Compliance with one or more milestones as set by the Compensation Committee and the BOD in connection with subjects falling under the direct management of the VP, out of those appearing below – 50%.

2.    Compliance with milestones as set by the Compensation Committee and the BOD in connection with subjects that do not fall under the direct management of the VP, out of the following – 30%.

3.    Qualitative evaluation by the CEO of the Company, with the approval of the Compensation Committee and the BOD – 20%.

  VP - Finance

Cap	2 salaries
Conditions
1.    Compliance with one or more milestones as set by the Compensation Committee and the BOD in connection with subjects falling under the direct management of the VP, out of the list below – 50%.

2.    Compliance with milestones as set by the Compensation Committee and the BOD in connection with subjects that do not fall under the direct management of the VP, out of the following list – 30%.

3.    Qualitative evaluation by the CEO of the Company, with the approval of the Compensation Committee and the BOD – 20%.

The overall targets and milestones out of which the Compensation Committee and the BOD may determine criteria for bonuses, according to the compensation policy.

a.	Success of clinical trials

b.	Obtaining regulatory approvals

c.	The signing of material agreements

d.	Completion of milestones in development

e.	Completion of milestones in production

f.	Agreements with the regulatory authorities

g.	Completion of a milestone in recruiting patients for trials

h.	Teaming and licensing agreements

i.	Compliance with reporting procedures and internal procedures

j.	Compliance with budget targets

k.	Raising funds.

3.
Variable compensation - Special bonus in respect of material business engagements.

The Company may grant in addition to the officers, a special bonus in respect of material business engagements relating to licensing and trading (out licensing). This special bonus will be submitted to the Compensation Committee and the other organs of the Company for approval, as required by law. The volume of this bonus will not exceed 6 monthly salaries for each officer.

4.
Variable compensation – long-term equity based.

The purpose of the option grant to acquire shares of the Company for the officers of the Company is to create identity of interests between the Company’s business results in the long term, and the officers’ compensation. In addition, the grant of options in the eyes of the Committee is a tool for high-caliber manager retention. The following are the principles of such compensation:

4.1
The Company may grant equity-based compensation from time to time to the officers under than directors, and notwithstanding that stated in sub-section 4.2 below, including to an active chairman (according to dilution caps and the cost for the grant).

The vesting period will be sixteen portions over four years, to those officers (including to an active chairman).

4.2
The Company may grant equity-based compensation to directors once every three years (according to a dilution cap and in the case of a chairman, cost cap). The vesting period for the directors, will be three years.

4.3
No automatic mechanism will be created to enable the immediate vesting of equity-based conditions other than in the cases of a change of control, as well as in a case where such immediate vesting will not be for controlling stakeholders.

4.4	The exercise price will be the average of the last 30 trading days prior to the BOD decision regarding the grant, but not less than the share price in the market, concurrently with the grant date.

4.5	Lapse date – not less than six years from the allotment date.

4.6
Subject to the provisions of the Income Tax (New Version) Ordinance, and to the extent possible, the grant of options in the Company to employees and officers will be granted according to section 102 of the Income Tax Ordinance, other than in relation to those not being an “employee” according to section 102 of the Income Tax Ordinance, for whom the relevant tax track will apply.

4.7
Value cap as of the grant date (First Schedule A – Part B1 (b)) – the value cap will be calculated on the basis of accepted evaluation methods (e.g.: Black and Scholes/binomial). The cap is for a year, based on a linear computation.

4.8	The remaining terms for the grant of the options will accord with the Company’s option plan, in force on the grant date.

4.9	The following are the caps at the time of the grant (according to the lower of the conditions listed below – non-cumulative):

Chairman

Cap value	12 monthly salaries
Cap dilution*	Up to 1%

  Other directors

Cap value	NIS 150,000
Cap dilution*	0.2%

CEO

Cap value	12 monthly salaries
Cap dilution*	Up to 1%

  Professional VP

Cap value	8 monthly salaries
Cap dilution*	Up to 0.35%

VP - Finance

Cap value	8 monthly salaries
Cap dilution*	Up to 0.35%

*The dilution percentages are out of the Company’s equity capital – fully diluted.

5.	Directors’ compensation (other than the BOD Chairman)

5.1
The directors of the Company will be entitled to annual compensation and participation reward according to the Company’s (Rules regarding Reward and Expenses for Non-executive Directors), 5760-2000, according to the Company’s rating, as existing from time to time.

5.2
The Company may grant an equity-based compensation to directors from time to time, pursuant to the equity-based compensation plan in the Company. The cap for the equity-based compensation value will be computed on the basis of accepted evaluation methods (e.g.: Black and Scholes / binomial) and be limited to the sum of NIS 50,000 per annum, on the basis of a linear calculation.

6.
Liability, insurance, exemption and indemnity

The Company may grant the officers an exemption from liability, liability insurance (including a run-off insurance policy) as well as an undertaking for indemnity, subject to the provisions of the Companies Law and the Company’s by-laws.

Without derogating from the generality of the above, the Company may, at any time during the currency of this compensation policy, acquire directors’ and officers’ insurance (including directors and officers who are or are deemed to be, or who represent, the controlling stakeholders of the Company) serving in the Company from time to time, extend or renew the existing insurance policy and/or enter into a new policy on the renewal date, or during the currency of the insurance term, with the same or a different insurer, in Israel or abroad, on the conditions listed below, for insuring the directors’ and/or officers’ liability, provided those engagements will be principally based on the conditions set forth below, and the Compensation Committee and the BOD of the Company has approved the same:

a.	The cover amount under every policy that will be acquired will not exceed 5 million dollars, per event and for the insurance term.

b.	The premium for the insurance term in respect of an annual insurance policy will not exceed 21 thousand dollars.

c.
The policy will also cover the liability of directors and officers who are deemed to be the controlling stakeholders of the Company or their relations, from time to time, provided the cover terms in respect of them will not exceed those of the remaining directors and/or officers of the Company.

The insurer, cover amount and annual insurance premium will be set by the Compensation Committee and the BOD, who will determine that the amounts are appropriate in the circumstances having regard to the market conditions and pursuant to the terms set in the framework decision mentioned above.

From time to time these sums will be reviewed as appropriate (e.g. on listing for trading in the US).

To the extent any modification is made in the indemnity letters either according to regulatory directives and/or statute and/or any other reason, the Company shall be bound to submit the new terms to the general meeting, for approval.

7.	Termination of engagement

7.1	Prior notice

As a rule, prior notice of an intention to terminate an employment agreement will be given by the Company or by the officer in writing to the counterparty, by up to 90 days’ notice. The officer will, after the delivery of such prior notice by either party notwithstanding, continue to fulfil his duties until the actual determination of the agreement, unless otherwise decided by the Company.

7.2	Special retirement grants

Seniority	Entitlement effective as from the date of employment
More than 5 years	Up to 2 months acclimatization
More than 10 years	Up to 4 months acclimatization

The Compensation Committee and the BOD may approve the grant of a special retirement grant that is a derivative of the office’s monthly salary, and the cap set out in the above table. The Compensation Committee and the BOD will test the grant of the retirement grants recorded above and, inter alia, will review the office’s contribution to the achievement of the Company’s goals, its financial position and the circumstances of his retirement.

7.3
In the event of an office being an employee of the Company having resigned for any reason, the Compensation Committee and the BOD of the Company may decide to release the sums that have accrued in respect of severance pay, to that employee, subject to law.

7.4	Over and above the conditions specified above, no additional grants will be given upon the termination of the service and employment.

8.
Clawback – recovery of monies already paid

On the payment date of the grant, the officers will sign an undertaking to return to the Company the amount of the grant or part thereof in the event of it becoming apparent in the future that the calculation of the grant was made on the basis of data that subsequently became clear, were wrong, and have been restated in the financial statements. There will be no clawback in the event of a change occurring in accounting standard rules and reporting. The clawback will be available up to three years from the date of the payment of the grant.

9.	Reduction at the BOD’s discretion The BOD may reduce the extent of the varying compensation and further determine, at its discretion, that no variable compensation will be given at all.

10.
Management, control and review of adjustments to the extent necessary

The Compensation Committee will, from time to time, or once a year, whichever is the earlier, examine the compensation policy and the need to adjust it if any material change occurs in the circumstances that existed at the time it was determined, or for other reasons, adjustments in the compensation policy according to the provisions of law, to the extent necessary. The party responsible for internalizing corporate governance in the Company is committed to convene the Compensation Committee in accordance with that stated above.

11.	Miscellaneous

11.1
The discretion for determining the identity of the officers in the Company is vested in the CEO of the Company. Changes may occur in the identity of the officers from year to year, and persons who served as such in a particular year and whose terms of service and employment were subject to this compensation policy will not necessarily continue to serve as officers in the ensuing years, and the terms of this office and employment will not be subject to this policy, and the converse also obtains. In addition, the Company may vary the terms of service and employment of any office at any time and there will be no obligation to apply to the office the same terms of service and employment that were applicable to him in previous years.

11.2
Nothing contained herein shall give rise to any right to officers to whom this compensation policy applies, nor will any other third party have the benefit of any right to obtain compensation of any kind whatsoever.

11.3
It is clarified that nothing contained in this policy shall derogate from the provisions of the Companies Law, 5759-1999 and/or the Company’s bye-laws in relation to the manner of approving the Company’s engagement with any officer in the context of the terms of their service and employment, and nothing contained in the provisions of this policy shall derogate from any reporting obligation of officers’ compensation, pursuant to the Securities Law, 5728-1968, and the Regulations thereunder.

11.4
The Compensation Committee and the BOD will debate the implementation of a compensation plan for each financial year pursuant to the compensation principles set out in this compensation policy, and either affirm or disaffirm the intrinsic implementation to each year of the plans, if at all.

11.5	The Compensation Committee and the BOD of the Company will set the benchmarks comprising the varying compensation targets in each of the plans.

11.6
In the approval process of any annual plan, (including the various components thereof) by the Compensation Committee and the BOD, changes will be reviewed each year in the Company’s goals, the market conditions, the Company’s position and like factors. In accord with this, the targets of each plan, its benchmarks and compensation targets will be reconsidered each year and their effective implementation - subject to changes, in accordance with decisions of the Compensation Committee and the BOD, from time to time.

11.7
The BOD may, after approving a specific annual compensation plan, decide that no compensation will be paid pursuant to the plan and may further direct the cancellation or suspension of all or any of the plan, on such grounds as will be deemed fit by the BOD.

Skills Required of Officers

Position	Required characteristics and skills
BOD Chairman
1.    Qualified to be appointed for service as a director by law.
2.    Academic degree relevant in one of the following fields: science, engineering, economics / law, business administration.
3.    Five years’ experience in the fields of the Company’s business.
4.    Spheres of responsibility – BOD chairman of the Company and member of the BOD. Guiding the CEO in the management of the Company’s business, according to BOD policy.

CEO	1. Relevant academic degree. 2. Five years’ experience in the fields of the Company’s business. 3. Spheres of responsibility – managing all of the Company’s business.
Directors
1.    Qualified to be appointed for service as a director by law.
2.    Spheres of responsibility – BOD member of the Company. The BOD will chart the Company’s policy and oversee the performance of the CEO’s duties and operations. The BOD of the Company is, moreover, granted all of the powers that are prescribed by law.

Professional VP
1.    Relevant academic degree, such as: science, engineering or any other field that is relevant.
2.    Five years experience in one of the fields of the Company’s business.
3.    Spheres of responsibility – pursuant to the position, e.g. –managing clinical trials, managing the production setup, research and development of new products.

VP - Finance
1.    Academic degree in one of the following fields, economics and/or accounting, from a recognized academic institution in Israel or abroad.
2.    2 years’ experience in the position of VP – Finance in another company, or comptroller having at least 4 years’ seniority in the position of a company comptroller. Licensed accountant – an advantage.
3.    Spheres of responsibility – managing the financial setup in the Company, including financial reporting.

The Compensation Committee and the BOD may, in exceptional cases, waive the requirement of education and/or experience set out above, if they believe that the office in question has special business experience which, in their opinion, could significantly contribute to his position.

Comptroller – pending the appointment of a VP - Finance in the Company, the compensation policy for the comptroller will derive from the compensation policy of a VP - Finance up to a cap of 80% of the latter’s salary. To the extent a VP - Finance will be appointed in the Company, the compensation policy will not apply to the comptroller.

Appendix A – Fringe Benefits Ancillary to the Salary

This Appendix is not valid for an office who receives management fees/professional fees.

The Company considers it appropriate to grant its officers fringe benefits over and above those prescribed by statute, and the Extension Orders [that apply in the Israeli economy] as customary.

The conditions below are for a full-time position.

The following are the ancillary conditions for the Company’s officers that exceed those required by statute:

1.
Contributions for social benefits – a salaried officer will receive contributions for full social benefits in a pension fund and/or managers’ insurance out of the basic salary, as elected by the particular officer.

2.	Loss of working capacity - a salaried officer who contributes towards managers’ insurance, will receive a contribution towards loss of working capacity, up to 2.5% of the basic salary.

3.	Study fund – the Company will contribute 7.5% monthly of the officer’s basic salary to a study fund as selected by the officer. 2.5% of the officer’s salary will be deducted and remitted to the fund.

4.	Annual vacation – an officer will be entitled to up to 26 vacation days annually. The accumulation of vacation days will not exceed twice the quota of the officer’s annual vacation days.

5.	Vehicle – an officer may be entitled to a vehicle at his disposal and his personal use on an operating lease, as follows:

•	Chairman, CEO and Chief Scientist – up to Group 5 or the equivalent.

•	Other VP’s – up to Group 4 or the equivalent.

The vehicle component may be partially grossed up in the salary slip as customary for officers in similar companies.

6.	Reimbursement of mobile telephone expenses – an officer will be entitled to the full reimbursement of the mobile telephone expenses.
7.	Expense reimbursement – an officer will be entitled to the reimbursement of expenses in accordance with the Company policy, as adjusted from time to time.

The officer will bear the payment of any tax that may apply to him by reason of the conditions described above.

To the extent the labor laws will change, it is clarified that the fringe benefits will not fall below that prescribed by statute.